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                                                                     Exhibit 12
                          Computation of Ratios

                                                    December 31,                          March 31,
            D&F                         1993     1994     1995     1996     1997        1997     1998
            ---                        ------   ------   ------   ------   ------      ------   ------

Total debt                                880      770      640      540      420         510      400
EBITDA                                 16,095   15,268   12,256   19,722   23,606       5,326    5,132
Ratio of Total Debt to EBITDA             0.1      0.1      0.1      0.0      0.0         0.0      0.0

Interest Expense                           54       58       62       50       43          12       12
Ratio of EBITDA to interest expense     298.1    263.2    197.7    394.9    549.0       443.8    427.7

       Combined
       --------

Total debt                                915      770      640      540      420         510      400
EBITDA                                 26,487   33,084   22,363   39,676   52,669      10,527   11,634
Ratio of Total Debt to EBITDA             0.0      0.0      0.0      0.0      0.0         0.0      0.0

Interest Expense                           54       58       62       50       43          12       12
Ratio of EBITDA to interest expense       491      570      361      794    1,225         877      970
